EXHIBIT  11

Jefferson-Pilot Corporation
Basis for Computation of Per Share Earnings
Five Years Ended December 31, 1995


                                    1995          1994         1993         1992         1991
Shares outstanding, beginning
  of year                        72,674,060    74,194,456   75,656,074   76,935,617   77,674,634
Add  shares issued under
  stock option plan:
     January                          2,250        21,589       11,547       11,250         -
     February                         6,875         6,397       10,629       15,248       28,071
     March                              375         6,369       16,542        2,375        5,190
     April                            1,207       424,779       39,317        2,167          787
     May                              2,167        29,062       17,119        7,677      223,425
     June                               -             -         23,737        6,637          122
     July                               -             -         13,648        1,208          750
     August                           1,575           366        8,310        6,339          -
     September                        3,150           -          4,779            2        6,044
     October                            -             300        3,429        2,943        3,036
     November                         7,500           375        3,399       17,379       11,925
     December                         7,650           -         11,826       44,048          -
Less shares reacquired:
     January                            -         (49,500)         -           (672)    (510,618)
     February                           -        (960,660)      (2,475)         -         (4,959)
     March                              -         (94,374)      (7,140)         -            -
     April                             (547)      (34,900)     (14,869)      (3,288)    (460,350)
     May                         (1,484,850)     (778,699)     (16,548)    (194,886)     (15,953)
     June                            (7,500)      (61,500)    (275,122)    (210,750)     (17,325)
     July                               -         (30,000)         -           -             -
     August                            (750)         -             -       (140,240)         -
     September                          -            -          (1,636)    (464,100)      (1,539)
     October                            -            -             -       (310,500)        (726)
     November                           -            -      (1,014,150)     (63,168)      (6,897)
     December                           -            -        (293,960)      (9,212)         -
Shares outstanding, end of year  71,213,162    72,674,060   74,194,456   75,656,074   76,935,617

Average of 12 month-end
  balances, used to determine
  E.P.S.                         71,693,816    72,960,533   75,375,227   76,425,933   76,976,428

Notes:

All of the above share amounts have been adjusted to give retroactive effect to a three-for-two common stock split authorized by the Company's Board of Directors on November 6, 1995, paid on December 22, 1995, to stockholders of record on December 8, 1995.

Options granted under the Company's stock plans do not have a materially dilutive effect since the options were less than three percent (3%) of average shares outstanding before any reduction to an incremental share basis under the treasury stock method.

                                     F-25
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